Exhibit 99.1

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Products Company Reports First Quarter 2014 Results

•	Net sales in the first quarter decreased $28.3 million, or 13.6%, versus the same period of 2013.

•	Excluding the effect of unfavorable changes in foreign currency translation of $7.8 million, net sales decreased by 9.9% compared to the first quarter of 2013.

•	Net loss for the first quarter ended March 31, 2014 was $11.1 million compared to a net loss of $8.4 million for the first quarter of 2013.

•	Operating loss was $5.8 million compared to an operating loss of $5.4 million in 2013.

•	EBITDAR from continuing operations for 2014 was $4.7 million compared to $7.3 million in 2013 (EBITDAR is defined below).

ANN ARBOR, Mich. - May 12, 2014 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, today reported an operating loss of $5.8 million and a net loss of $11.1 million, or a net loss per share of $0.60, on net sales of $179.3 million for the quarter ended March 31, 2014. This compares with an operating loss of $5.4 million and a net loss of $8.4 million, or $0.45 per share, on net sales of $207.6 million for the first quarter of 2013.

“The first quarter of 2014 continued to be a challenging and difficult time primarily related to our sales, cost structure and quality issues," stated Jim Connor, President and CEO. “We hired new talent to address these operational issues and to assist with restructuring our business.”

REVIEW OF OPERATIONS
Revenue: Net sales in the first quarter of 2014 decreased by $28.3 million, or 13.6%, compared with the same period of 2013. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $7.8 million, net sales decreased by 9.9% from the first quarter of 2013, primarily due to lower net volume and unfavorable change in sales mix, partially offset by net price increases.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 64% of our total sales and decreased by 2.8% to $115.3 million in the first quarter of 2014, when compared to the first quarter of 2013.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 21% of our total sales and decreased by 9.5% to $38.0 million in the first quarter of 2014, when compared to the first quarter of 2013.
Sales of compressors for air conditioning applications and all other applications represented 15% of our total sales and decreased by 44.7% to $26.0 million in the first quarter of 2014, when compared to the first quarter of 2013.
Gross profit: Gross profit decreased by $5.0 million from $22.1 million, or 10.6% of net sales, in the first quarter of 2013 to $17.1 million, or 9.5% of net sales in same period in 2014. The decrease in gross profit in the first three months of 2014 was primarily attributable to unfavorable changes in other material and manufacturing costs of $4.3 million, net unfavorable changes in volume and sales mix of $4.2 million and increases in commodity costs of $0.2 million. These decreases were partially offset by favorable changes in currency exchange effect of $2.2 million and price increases of $1.5 million.

Selling and administrative (“S&A”): Our S&A expenses decreased by $6.1 million from $29.1 million in the first three months of 2013 to $23.0 million in the first three months of 2014. The decrease was due to a decline in depreciation expense of $1.9 million due to an information technology asset that became fully depreciated in late 2013, a decline of $1.9 million related to our incentive compensation awards, a decrease of $0.7 million in payroll and other employee benefits, lower professional fees of $0.7 million and a net decrease of $0.9 million in other miscellaneous expenses.

Other income (expense), net: Other income (expense), net decreased $0.8 million from $5.0 million in the first three months of 2013 to $4.2 million in the first three months of 2014. This decrease is primarily due to recording no net amortization of gains related to our postretirement benefits due to the curtailment of these benefits that was effective after December 31, 2013, as well as lower income related to various Indian government incentives, partially offset by a gain of $3.4 million on the sale of fixed assets at one of our U.S. locations.

Impairments, restructuring charges, and other items: We recorded $4.1 million of expense in impairments, restructuring charges, and other items in the first three months of 2014, compared to $3.4 million of expense in the same period of 2013. In the first three months of 2014, this expense included $1.2 million related to severance, $1.5 million related to a legal settlement signed in the first quarter of 2014, a $1.2 million environmental reserve with respect to a sold building and $0.2 million related to business process re-engineering. The severance expense was associated with a reduction in force at our Brazilian ($1.0 million) and French ($0.2 million) locations.

Loss from Continuing Operations: Loss from continuing operations for the three months ended March 31, 2014 was $7.8 million, or a net loss per share of $0.42, as compared to a net loss from continuing operations of $7.5 million, or $0.40 per share for the three months ended March 31, 2013. The change was primarily related to lower gross profit due to lower volume and unfavorable sales mix for the three months ended March 31, 2014 compared to the three months ended March 31, 2013, partially offset by lower S&A expenses as well as the other factors described above.

Cash Flow: Cash and cash equivalents were $43.1 million at the end of the first quarter of 2014 while cash balances were $55.0 million and $41.9 million at December 31, 2013 and March 31, 2013, respectively. Cash used in operating activities was $19.2 million in the first quarter of 2014, as compared to $10.2 million in the same period in 2013.

Cash provided by investing activities was $13.4 million in the three months ended March 31, 2014 as compared to cash used in investing activities of $1.4 million during the same period in 2013. The cash provided by investing activities in the first quarter of 2014 is primarily related to the release of blocked funds of $12.7 million relating to our term loan with PNC Bank.

Cash used in financing activities was $5.9 million for the three months ended March 31, 2014 compared to $2.2 million during the same period in 2013.

Strategic Initiatives Update: Based on a recent review of the strategic initiatives we discussed in May 2013, we no longer believe that we will achieve the EBITDAR margin target of 8% - 10% by 2015 (EBITDAR margin is defined as EBITDAR divided by Net sales; EBITDAR is defined below).

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA from Continuing Operations”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and

Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR from Continuing Operations”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net loss.
RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING OPERATIONS FROM NET LOSS
(in millions)

	Three Months Ended March 31,
	2014	2013
Net loss	$(11.1)	$(8.4)
Loss from discontinued operations, net of tax	3.3	0.9
Tax expense	0.1	0.1
Interest expense	2.3	2.3
Interest income	(0.4)	(0.3)
Operating loss	(5.8)	(5.4)
Depreciation and amortization	6.4	9.3
EBITDA FROM CONTINUING OPERATIONS	$0.6	$3.9
Impairments, restructuring charges and other items	4.1	3.4
EBITDAR FROM CONTINUING OPERATIONS	$4.7	$7.3

CONFERENCE CALL INFORMATION
Tecumseh will broadcast its financial results conference call live over the Internet on Monday, May 12, 2014, at 1:00 p.m. Eastern Time, and it expects to post, before the conference call, a slide presentation to be used in connection with the conference call. Webcast information can be found in the Investor Relations section of our website at www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; ii) our ability to develop successful new products in a timely manner; iii) the success of our ongoing effort to improve productivity and restructure our operations to reduce costs and bring them in line with projected production levels and product mix; iv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; v) loss of, or substantial decline in, sales to any of our key customers; vi) current and future global or regional political and economic conditions and the condition of credit markets, which may magnify other risk factors; vii) increased or unexpected warranty claims; viii) actions of competitors in markets with intense competition; ix) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; x) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; xi) local governmental, environmental, trade and energy regulations; xii) availability and volatility in the cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; xiii) significant supply interruptions or cost increases; xiv) loss of key employees; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) risks relating to our information technology systems; xvii) impact of future changes in accounting rules and requirements on our financial statements; xviii) default on covenants of financing arrangements and the availability and terms of future financing arrangements; xix) reduction or elimination of credit insurance; xx) potential political and economic adversities that could adversely affect anticipated sales and production; xxi) in India, potential military conflict with neighboring countries that could adversely affect anticipated sales and production; xxii) weather conditions affecting demand for replacement products; and xxiii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.